UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Filed by a Party other than the Registrant ☑
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SOLICITATION BY LEONARD J. BRANDT
OF CONSENT OF STOCKHOLDERS
of
CNS RESPONSE, INC.
TO STOCKHOLDERS OF CNS RESPONSE, INC.:
I, Leonard J. Brandt, request your consent for the following purposes:
PROPOSAL 1 To remove from the Board of Directors all incumbent directors other than Leonard J Brandt.
PROPOSAL 2 To elect the following individuals (the “Nominees”) as directors of CNS Response, Inc., a Delaware corporation with its principal executive offices located at 2755 Bristol St., Suite 285, Costa Mesa, California 92626 (the “Company”), to serve until the next annual meeting and until their successors are elected and qualified.
Leonard J. Brandt
William Murray
Carl Cadwell
Mordechay Yekutiel
Andy Goren
PROPOSAL 3 To set the authorized number of directors at five (5), pending a subsequent resolution of the stockholders or the Board to change the authorized number.

Sincerely,
/s/ Leonard J. Brandt
Leonard J. Brandt

PLEASE CAREFULLY READ THE ACCOMPANYING CONSENT SOLICITATION STATEMENT FOR MORE DETAILED INFORMATION. IF YOU HAVE ANY QUESTIONS OR NEED ADDITIONAL COPIES OF THE STOCKHOLDER CONSENT SOLICITATION MATERIALS, PLEASE SUBMIT YOUR REQUESTS TO LEONARD J. BRANDT AT 31878 DEL OBISPO ST., SUITE 118-131, SAN JUAN CAPISTRANO, CA 92675 OR BY FAXING A WRITTEN REQUEST TO (949) 743-2785.

ii

Definitive copies of this Stockholder Consent, when filed with the Securities and Exchange Commission, are intedned to be first sent, given or released to holders of Common Stock on July  _____, 2009, or prior to that date as the Securities and Exchange Commission may authorize upon a showing of good cause.
Preliminary Copy
SOLICITATION BY LEONARD J. BRANDT
OF WRITTEN CONSENT OF STOCKHOLDERS OF CNS RESPONSE, INC.
INFORMATION CONCERNING THIS SOLICITATION AND CONSENTING
Leonard J. Brandt hereby requests consent from holders of Common Stock of CNS Response, Inc. (the “Company”). Please indicate your “Consent” by signing, dating and sending the enclosed Consent form (the “Consent”) to the Leonard J. Brandt using the pre-addressed envelope provided for your convenience. The address for delivery of Consents is Leonard J. Brandt is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.
[IN THE DEFINITIVE PROXY STATEMENT THE PRIOR PARAGRAPH WILL READ AS FOLLOWS: Definitive copies of this Consent Solicitation Statement were first sent or given to stockholders on approximately                      _____, 2009.]
Definitive copies of this Consent Solicitation Statement, when filed with the Securities and Exchange Commission, are intended to be first sent, given or released to holders of Common Stock on July  _____, 2009, which is 10 days after the filing of this preliminary Consent Solicitation Statement or after such shorter period prior to that date as the Securities and Exchange Commission may authorize upon a showing of good cause.
CONSENT REQUIRED FOR APPROVAL; EFFECT OF ABSTENTIONS AND VOTES AGAINST
The only outstanding class of stock of the Company having voting rights is the Company’s Common Stock, par value $0.001 per share. Only holders of Common Stock are entitled to consent on the Proposals. Each share of Common Stock has one vote.
Consents of the holders of a majority of the outstanding shares of Common Stock are required to approve each of Proposal 1 Proposal 2, and Proposal 3 in accordance with the Delaware General Corporation Law. Also, in order that action on Proposal 2 shall be effective, Proposal 1 must be adopted. Please see “Proposal 1, Removal of Directors.”
Consents will be counted when delivered to the Company. The Consent includes an authorization for Leonard J. Brandt or his designates to deliver Consents to the Company in any manner.
The Consents shall take effect on the earliest date that Consents from record holders of a majority of the outstanding Common Stock are delivered to the Company. No Consent shall have any effect unless Consents of holders of a majority of the outstanding Common Stock are delivered within 60 days after the earliest-dated Consent.
If a preference is not indicated on a signed and dated Consent delivered by any Stockholder, the Consent will be counted as FOR each of the Proposals.
“Disapproving” or “abstaining” on a proposal, and brokers’ indicating a “non-vote” in any other manner, all have the same effect, and none is counted as a Consent on any Proposal.
If a preference is not indicated on a signed and dated Consent delivered by any Stockholder, the Consent will be counted as FOR each of the Proposals.

RECORD DATE; OUTSTANDING COMMON STOCK
Consents will take effect on the date that Consents are delivered to the Company signed and dated by Stockholders holding a majority of the then outstanding Common Stock (the “Record Date”). Stockholders who are holders of record of the Company’s Common Stock on the Record Date are entitled to Consent. For approval of each proposal, Consent is required from the record holders of a majority of the shares of Common Stock that are issued and outstanding on the Record Date. Common Stock outstanding on June 26, 2009 is believed to be 28,349,171 shares. A majority of that number of shares would be 14,202,934 shares. The number of outstanding shares, and accordingly the number of Consents required, may be higher as of the Record Date to the extent additional shares of Common Stock are issued on or before the Record Date.
PROCEDURE TO GIVE CONSENT
Holders of shares of Common Stock on the Record Date are urged to sign, date and return a Consent form to Leonard J. Brandt via fax to (949) 743-2785 or send addressed to him at 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.
If your shares of Common Stock are registered in more than one name, the accompanying Consent form should be signed by all such persons.
However, if your shares are held in the name of a brokerage firm, bank or nominee, only they can give Consent for your shares, and only upon receipt of your specific instructions.
If your shares are not held in a brokerage account and a stock certificate is registered in your own name, you are the Stockholder of record. You may print out, sign and date the Consent form attached hereto.
On the other hand, if your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and in that case these proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the Stockholder of record. To sign the Consent as a beneficial owner, you may either—
A. Direct your broker to sign the Consent for your shares by sending a written directive to your broker to do so; OR
B. Specifically request a document called a “legal proxy” from your broker which you will sign and date and forward with a signed and dated copy of the Consent.
IN EITHER CASE, SEND ALL CONSENTS TO LEONARD J. BRANDT AT 31878 DEL OBISPO ST., SUITE 118-131, SAN JUAN CAPISTRANO, CA 92675 OR BY FAX TO (949) 743-2785.
REVOCABILITY OF CONSENTS
Any Consent given pursuant to this solicitation is considered revocable by the person giving it at any time before it is used. Any Consent may be revoked by duly-executing a written notice of revocation of Consent or a Consent bearing a later date and delivering the same to Leonard J. Brandt at 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675 or by fax to (949) 743-2785 prior to the date that Leonard J. Brandt shall have received Consents form holders of a majority of the outstanding Common Stock.

PERSON MAKING THIS SOLICITATION
This solicitation of Consents is not made by the Company. Leonard J. Brandt is making this solicitation of Consents. The only other participants in the solicitation are the Nominees. Please see “PROPOSAL 2, ELECTION OF DIRECTORS, Information With Respect to the Nominees”.
The participants may solicit Consents in person or by telephone, facsimile, email, mail, courier, and delivery services. Leonard J. Brandt intends to conduct all solicitation activities himself. Neither Leonard J. Brandt nor any of the other participants intends to conduct any solicitations through any regular employees, specially-engaged employees or proxy solicitation firms.
EXPENSES OF SOLICITATION
The entire expense of the solicitation of Consents will be borne by Leonard J. Brandt. Leonard J. Brandt currently estimates that the total expenditures for, in furtherance of, or in connection with the Consent solicitation will be approximately $150,000. Leonard J. Brandt has incurred approximately $50,000 of such expenses to date. If any of the Nominees are elected, Leonard J. Brandt intends to seek reimbursement from the Company for those expenses, but does not intend to submit the question of such reimbursement to a vote of the stockholders.
PROPOSAL 1
REMOVAL OF DIRECTORS
Leonard J. Brandt believes that the Stockholders should remove all incumbent members of the Board of Directors other than himself and is seeking your support by this Consent to remove those directors.
When you sign, date and return the Consent form, you will be authorizing the removal of all incumbent members of the Board of Directors with the exception of Leonard J. Brandt, which will create vacancies that will be filled by Proposal 2. The election of directors by written consent of the stockholders requires that vacancies exist on the Board.
PROPOSAL 2
ELECTION OF DIRECTORS
Leonard J. Brandt believes that the Stockholders should elect the Nominees as directors of the Company to serve until the next annual meeting and until their successors are elected and qualified.;
There are only five (5) nominees named in this consent solicitation statement, and, therefore, the holders of Consents shall only be entitled to vote for five (5) nominees. The Company currently has authorized at least six (6) directors and may increase that number before the meeting takes place. If Proposal 3 is adopted, then there will be five (5) authorized directors, all of whom will be elected at the meeting. If Proposal 3 is not approved, then the number of authorized directors will be the number that the Board of Directors determines prior to the meeting, and in that case the Board could seat additional directors whose terms would continue after the meeting. For that reason, Leonard Brandt recommends approval of Proposal 3.
Information With Respect to the Nominees
Listed below are the Nominees, with information showing the principal occupation or employment of the Nominees, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such Nominees’ business experience during the past five years.
Leonard J. Brandt, age 53, currently serves as a director of the Company. He became the Company’s Chairman of the Board, Chief Executive Officer and Secretary upon completion of the Company’s merger with CNS Response, Inc., a California corporation (or CNS California) on March 7, 2007 and served in those capacities until April 10, 2009. Mr. Brandt was a founder of CNS California, and had served as its President and Chief Executive Officer, and as a member of its Board of Directors since its inception in 2000. Mr. Brandt started his career with Norwest Venture Capital in 1980. In 1983 he became Vice President of Norwest Growth Fund and General Partner of Norwest Venture Partners, where he served until 1990. In this capacity he was primarily responsible for the firm’s investments in the healthcare industry, including several involving the behavioral health industry. In 1995 Mr. Brandt founded Time Segment Publishing, Inc and was its President until 1999. In 1999, Mr. Brandt co-founded Embro Vascular, LLC, a provider of technology for least-invasive harvesting of the saphenous vein for heart-bypass surgery. He also individually provided consulting to early stage ventures from 1993 until he co-founded Mill City Venture Consulting in 1998. Mill City Venture Consulting was initially an advisor to NuPharm, Inc., the predecessor of CNS California. Mr. Brandt holds a Bachelor of Science degree from the College of Commerce at University of Illinois and a Masters of Business Administration from Harvard University.

William Murray, age 48, has over 20 years of experience in the Medical Device and Life Science areas. He is currently the President and Chief Executive Officer of ReShape Medical, Inc. (“ReShape”), a development stage company focused on non-surgical therapies for the treatment of obesity. Prior to ReShape, Mr. Murray has held various senior level executive positions. From June 2006 through January 2008, he served as Chief Executive Officer of Murray Consulting, an executive management consulting company. From January 2005 through May 2006, Mr. Murray served as President of the Molecular Biology Division of Applied Biosystems, a company engaged in supplying life science tools for genetic analysis. From June 2003 through June 2004, Mr. Murray served as Group President of Respiratory Technologies at Viasys Healthcare, a company engaged in respiratory therapy. From October 1985 through June 2003, Mr. Murray worked in various capacities at Medtronic, Inc, a medical technology services company. Prior to his departure he served as President of the Pacemaker business. In addition to leading the Pacemaker Business, Bill was responsible for CRM business development, the EP Systems Business, and the Functional Diagnostic Business. Prior to running these businesses, he had responsibility for engineering, development and project management of a number of implantable pacing systems. Bill holds a BSEE from the University of Florida. Mr. Murray currently serves on the Board of Directors of ReShape Medical, Inc. and has previously served as a director for Zinectics Medical, Inc. and Innovatus Ventures.
Carlton (Carl) Cadwell, age 65, cofounded Cadwell Laboratories, Inc. (“Cadwell Laboraories”) in 1979 with his brother John. He has served as the President of Cadwell Laboratories from 1979 to the present. Cadwell Laboratories is a leading manufacturer of neurodiagnostics equipment. Cadwell Laboratories sells its products in 60 different countries. The major areas include EEG, electromyography, sleep diagnostics and intraoperative monitoring. Carl also serves on the Board of Directors of Advanced Medical Isotopes (ADMD.PK).
Mordechay Yekutiel, age 62, has had his primary profession of the last 33 years in commercial real estate operating in CA, TX and NV. From March of 1988 to the present, Mr. Yekutiel has served as President of Moty Yekutiel, Inc., a company acting as a manager of real estate enterprises. Moty Yekutiel, Inc. serves as the General Partner for Masco Associates, Easco Corporation and Lake Center LP, all real estate development companies. Mr. Yekutiel’s secondary activity has been financial support and guidance of early stage technology driven companies including, QPC, Inc. a laser manufacturer with applications in dermatology and other fields, and NuPharm, Inc. the predecessor technology development company that licensed the basic rEEG technology to CNS Response, Inc.
Andy Goren, age 38, From July 2006 to the present, Mr. Goren has served as President of PharmaGenoma, Inc. (“PharmaGenoma”), a molecular dermatology research and development company. PharmaGenoma is dedicated to the research and development of new prescription based therapies tailored to an individual’s genetic make up. During this time, from January 2008 to the present, Mr. Goren has also served as President and Chief Executive Officer of HairDx LLC, a wholly-owned subsidiary of PharmaGenoma and an FDA registered pharmacogenomics research and development company. HairDX LLC markets the first genetic test for male and female hair loss. From June 2004 to July 2006, Mr. Goren served as Chief Executive Officer of BioQ, Inc., a medical device company pioneering the treatment of gait and balance disorders due to peripheral neuropathy. Previously Mr. Goren served as Chief Executive Officer of MobileWise, Inc., a revolutionary wire-free electric power delivery system. Mr. Goren brings 15 years of industry experience in manufacturing, sales, marketing, business development, fundraising, and OEM relationships with large global corporations. Mr. Goren obtained his B.S. degree in Mathematics from the University of California at Berkeley and performed graduate studies in Neuroscience at Stanford.

SECURITY OWNERSHIP OF THE PARTICIPANTS
The following table sets forth the name and the number of shares of Common Stock of the Company beneficially owned as of June 26, 2009, by Leonard J. Brandt and each of the Nominees.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned		Percent of Class (1)

Leonard J. Brandt(2)	9,838,777	(3)	32.5%
William Murray(4)	—		—
Carl Cadwell(5)	642,336		2.3%
Mordechay Yekutiel(6)	198,394		*
Andy Goren(7)	—		—

Total	8,733,021		35.5%

*	Indicates less than 1%.

(1)	Calculated as of June 26, 2009 based on the 28,349,171 shares of Common Stock of the Company believed to be outstanding.

(2)	Mr. Brandt’s address is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.

(3)
Consists of 7,934,631 shares of Common Stock (including 540,000 shares owned by Mr. Brandt’s children) held by Mr. Brandt as well as 601,646 shares reserved for issuance upon exercise of warrants to purchase Common Stock and 1,302,500 shares reserved for issuance upon exercise of options to purchase Common Stock.

(4)	William Murray’s address is 100 Calle Iglesia, San Clemente, CA 92672.

(5)	Carl Cadwell’s address is 909 North Kellogg St., Kennewick, WA 99336

(6)	Mordechay Yekutiel’s address is 5106 Coldwater Canyon #22, Sherman Oaks, CA91423.

(7)	Andy Goren’s address is 17682 Mitchell North, Suite 203, Irvine, CA 92614.

(8)	Consists of 600,006 shares on Common Stock held by Mr. Cadwell and 42,330 shares reserved for issuance upon exercise of warrants to purchase Common Stock.
TRANSACTIONS OF THE PARTICIPANTS IN COMPANY SECURITIES
The following table sets forth for Leonard J. Brandt and each of the Nominees their purchases and sales (indicated in parenthesis) of Common Stock within the previous two years, the dates of the transactions and the amounts purchased or sold:

Name	Trade Date	Quantity

Leonard J. Brandt	June 9, 2009	607,900
Leonard J. Brandt	June 19, 2009	2,124,740
William Murray	—	—
Carl Cadwell	—	—
Mordechay Yekutiel	—	—
Andy Goren	—	—
LEGAL PROCEEDINGS
Litigation
On Monday, June 29, 2009, the Delaware Court of Chancery denied a motion brought by the Company seeking a Temporary Restraining Order against Leonard Brandt, seeking to prohibit him from calling a special stockholder meeting. The Company’s complaint was filed on Friday, June 26, 2009 in the Delaware Court of Chancery and captioned CNS Response, Inc. v. Leonard Brandt, Meyerlen, LLC, EAC Investment LP et al. (CA  _____  ). The Company sought a court order prohibiting a meeting of stockholders from taking place. The Company argued that it would suffer irreparable harm if the meeting were allowed to take place. The Court determined that holding a stockholders’ meeting would not cause the Company irreparable harm because the Company will have adequate opportunity after the meeting is held to raise challenges as to validity of the meeting.

CERTAIN RELATIONSHIPS
On March 30, 2009, the Company entered into two Senior Secured Convertible Promissory Notes, each in the principal amount of $250,000 (each a “Note” and, collectively, the “Notes”), with Brandt Ventures, GP (“Brandt Ventures”) and SAIL Venture Partners, LP (“SAIL”). Leonard Brandt is the general partner of Brandt Ventures. The Notes accrue interest at the rate of 8% per annum.
The Notes are secured by a lien on substantially all of the assets (including all intellectual property) of the Company. The respective rights of each of Brandt Ventures and SAIL in respect of the lien are to remain on a parity with one each other without preference, priority or distinction during all times when both Notes are outstanding.
The Notes provide that any repayment made under either Note shall be made to each of Brandt Ventures and SAIL in equal amounts. However, SAIL subsequently entered into a loan agreement with the Company in which the Company agreed that, if SAIL demands the Company to do so, the Company will repay Brandt Ventures without repaying SAIL.
On June 30, 2009, each Note became due and payable if Brandt Ventures or SAIL, respectively, declares its respective Note due and payable. Although nonpayment on June 30, 2009 constituted an Event of Default as defined in the Notes, an earlier Event of Default occurred under the Notes when the Company terminated Leonard Brandt in April, 2009. At any time thereafter, the holders of the Notes could have together declared both Notes due and payable.
In the event of a liquidation, dissolution or winding up of the Company, unless Brandt and/or SAIL informs the Company otherwise, the Company shall pay such investor an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the Note. A similar provision is found in connection with a subsequent $200,000 in original principal amount of additional secured indebtedness to SAIL, and a later subsequent $1,000,000 in original principal amount plus a premium of $90,000 of secured indebtedness incurred to John Pappajohn. Accordingly, in connection with the Notes, the subsequent indebtedness, and the liens accompanying them, a liquidation, dissolution or winding up of the Company could result in up to $1,250,000 becoming payable under the Notes, including $675,000 payable to Brand Ventures under its Note, plus up to $2,920,000 becoming payable under the subsequent indebtedness to SAIL and John Pappajohn, in each case not counting 250% of the accrued and unpaid interest and other charges permitted under the Notes or other related agreements.
The Notes provide that the principal and all accrued but unpaid interest outstanding under the Notes shall be automatically converted into the securities issued in an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), on the same terms as those offered to the lead investor in the equity financing except at a price for the securities of 90% of the per share price paid by the investors in such financing.
INTERESTS OF NOMINEES
If the Nominees are elected to the Board of Directors, Leonard J. Brandt will ask the board to consider and vote on whether to adopt other changes in management of the Company, whether to scale-back or change current budgets and spending plans, whether to proceed with current Company business strategies, whether to proceed with current Company financing strategies that likely will include sales of securities of the Company, whether to modify current Company plans on these subjects and whether to adopt alternative plans on these subjects.
On March 30, 2009, Leonard J. Brandt made a loan of $250,000 to the Company with his personal funds, and such loan is evidenced by a secured promissory note that may become convertible into securities of the Company in the event the Company completes an offering and sale of equity securities in a specified minimum amount. The secured promissory note is not presently convertible, and may not become convertible at all. The conversion price is unknown and will be based upon the future sales price, if any, in the qualified offering. For further discussion of the secured promissory notes issued by the Company to Mr. Brandt, please see the preceding section “CERTAIN RELATIONSHIPS.” At some future time, Brandt may acquire securities of the Company under the terms of this secured promissory note. On April 10, 2009, the Company released Mr. Brandt from employment which was a default under the terms of the secured promissory note, making the secured promissory note immediately due and payable. The secured promissory note has not been repaid and is still in default. For further discussion of the employment agreement between Mr. Brandt and the Company, please see the section “COMPENSATION BY THE COMPANY OF PARTICIPANTS,” subheading “Employment Agreement.”
Brandt intends to participate as an investor in future offerings of the Company.
If elected to the Board of Directors, the Nominees who are non-employee directors may each receive whatever compensation for their services as directors as may be determined from time to time.
In the event the Nominees are elected, Leonard Brandt intends to request that the Board of Directors consider payment of the amounts Mr. Brandt believes are due under the terms of the secured promissory notes issued to Mr. Brandt by the Company on March 30, 2009.
Leonard J. Brandt also intends to seek reimbursement from the Company for those expenses incurred by Leonard J. Brandt relating to the Consent Solicitation, if any Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the Stockholders. For an estimate of those costs, please see the section entitled “EXPENSES OF SOLICITATION” on page 3.
For information regarding ownership of the Company’s stock by the Nominees, including Leonard J. Brandt, please see “SECURITY OWNERSHIP OF THE PARTICIPANTS”.
Regarding any purchases and sales of the Company’s securities during the past two years by the participants, please see “TRANSACTIONS OF THE PARTICIPANTS IN COMPANY SECURITIES”.
Independence of Nominees
Except for Leonard J. Brandt, who served as the Company’s Chief Executive Officer until April, 2009, all of the other nominees named in this consent solicitation statement for election at the meeting are independent, as independence is defined under the listing standards of the NASDAQ Stock Market, for purposes of board membership and committee memberships on all committees.
ARRANGEMENTS OR UNDERSTANDINGS WITH NOMINEES
The Nominees understand that, if elected as Directors of the Company, each of them will have an obligation under Delaware law to discharge his duties as a Director in good faith, consistent with his fiduciary duties to the Company and its Stockholders.
There is no arrangement or understanding between any Nominee and any other person pursuant to which the Nominee was selected as a Nominee.
COMPENSATION BY THE COMPANY OF THE PARTICIPANTS
Summary Compensation Table

							All Other
Name and		Salary	Bonus		Option Awards		Compensation		Total
Principal Positions	Year	($)	($)		($)		($)		($)
Leonard J. Brandt	2008	175,000	0	(5)	0		19,000	(4)	194,000
(Chief Executive Officer,	2007	175,000	0	(6)	1,025,600	(2)	18,000		1,218,600
Principal Executive Officer, Director)(1)	2006	175,000	10,000		196,500	(3)	59,700		441,200

(1)
For the fiscal years ended 2005 and 2006, Mr. Brandt agreed to forgo payment of his salary and allow CNS California to accrue such compensation. In August 2006, Mr. Brandt agreed to settle his claims for compensation through September 30, 2006 in the aggregate amount of $1,106,900 in exchange for the issuance of 298,437 shares of CNS California common stock, which were exchanged for 298,437 shares of our common stock on March 7, 2007 upon the Company’s merger with CNS California (the “Merger”).

(2)
The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $1.09; dividend yield of 0; risk free interest rate of 4.72%; expected volatility of 91% and an expected life of 5 years.

(3)
Represents options to purchase 2,124,740 shares of Common Stock for which the CNS California common stock underlying the originally issued options were exchanged upon the closing of the Merger. The options are fully vested and exercisable at $0.132 per share. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: grant date fair value of $0.132; dividend yield of 0; risk free interest rate of 5.5%; expected volatility of 100% and an expected life of 5 years.

(4)	Relates to healthcare insurance premiums paid on behalf of executive officers by the Company.
Outstanding Equity Awards at Fiscal Year-End 2008

(5)	For the 2008 fiscal first quarter ending December 31, 2007, Mr. Brandt was awarded but not paid a bonus of $9,531.

(6)	For Fiscal 2007, Mr. Brandt was awarded but not paid a bonus.
The following table presents information regarding outstanding options held by the participants in the solicitation as of the end of the Company’s fiscal year ended September 30, 2008. None of the participants exercised options during the fiscal year ended September 30, 2008.

	Number of Securities Underlying
	Unexercised Options (#)		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Leonard Brandt (1)	2,124,740	0	0.132	August 11, 2011
	145,953	187,658	1.20	August 8, 2012
	586,274	382,615	1.09	August 8, 2017

(1)
On August 8, 2007, Mr. Brandt was granted options to purchase 1,302,500 shares of Common Stock. The options are exercisable at $1.20 per share as to 333,611 shares and $1.09 per share as to 968,889 shares. The options to purchase 333,611 shares vest as follows: options to purchase 83,403 shares vested on August 8, 2007, the date of grant; options to purchase 243,250 shares vest in equal monthly amounts of 6,950 shares over 35 months commencing on January 31, 2008; and the remaining options to purchase 6,958 shares vest on December 31, 2010. The options to purchase 968,889 shares vest as follows: options to purchase 269,357 shares vested on August 8, 2007, the date of grant; options to purchase 135,675 shares vested in equal monthly amounts of 27,135 shares over 5 months beginning on August 31, 2007; options to purchase 543,726 shares vest in equal monthly amounts of 20,138 shares over 27 months beginning on January 31, 2008; and the remaining options to purchase 20,131 shares vest on April 30, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
As the Company desired to retain our cash to fund our growth, the Company did not pay any bonuses to Leonard J. Brandt or any other executive officers during fiscal years ended September 30, 2008 and 2007. The bonus of $10,000 paid to Leonard J. Brandt in the fiscal year ended 2006 was determined by the Company’s Board of Directors, based on the performance of Mr. Brandt and of the Company.
The Company does not have a formal plan for determining the compensation of executive officers. Instead, each named executive officer negotiates the terms of their employment.
Employment Agreement
Prior to March 2007, CNS California entered into an Employment Agreement (the “Employment Agreement”) with Leonard J. Brandt. On March 7, 2007, the merger transaction between the Company’s subsidiary and CNS California was consummated. It is Mr. Brandt’s belief that the Employment Agreement with CNS California continued. During the period of his employment, Mr. Brandt received a base salary of $175,000 per year plus group healthcare insurance.
Under the Employment Agreement, Mr. Brandt’s employment was on an “at-will” basis. Upon involuntary termination of Mr. Brandt’s employment, Mr. Brandt was to become eligible to receive as severance his salary and benefits for a period equal to six months payable in one lump sum of $87,500. Mr. Brandt did not receive that amount and reserves his rights to assert a claim for such amount.
2006 Stock Incentive Plan
On August 3, 2006, CNS California adopted the CNS California 2006 Stock Incentive Plan (the “2006 Plan”). On March 7, 2007, in connection with the closing of the merger transaction with CNS California, the Company assumed the 2006 Plan and all of the options granted under the plan at the same price and terms. The following is a summary of the 2006 Plan, which the Company uses to provide equity compensation to employees, directors and consultants to the Company.
The 2006 Plan provides for the issuance of awards in the form of restricted shares, stock options (which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO)), stock appreciation rights and stock unit grants to eligible employees, directors and consultants and is administered by the board of directors. A total of 10 million shares of Common Stock are reserved for issuance under the 2006 Plan. As of September 30, 2008, there were 8,964,567 options and 183,937 restricted shares outstanding under the 2006 Plan and 498,739 shares available for issuance of awards. The 2006 Plan provides that in any calendar year, no eligible employee or director shall be granted an award to purchase more than 3 million shares of stock. The option price for each share of stock subject to an option shall be (i) no less than the fair market value of a share of stock on the date the option is granted, if the option is an ISO, or (ii) no less than 85% of the fair market value of the stock on the date the option is granted, if the option is a NSO; provided, however, if the option is an ISO granted to an eligible employee who is a 10% shareholder, the option price for each share of stock subject to such ISO shall be no less than 110% of the fair market value of a share of stock on the date such ISO is granted. Stock options have a maximum term of ten years from the date of grant, except for ISOs granted to an eligible employee who is a 10% shareholder, in which case the maximum term is five years from the date of grant. ISOs may be granted only to eligible employees.
Compensation Discussion and Analysis
The Company does not have a designated compensation committee, its full Board of Directors oversees matters regarding executive compensation. The Board is responsible for all compensation functions. The Board also has the authority to select and/or retain outside counsel, compensation and benefits consultants, or any other consultants to provide independent advice and assistance in connection with the execution of its responsibilities.
Compensation Philosophy
The Company does not have a formal comprehensive executive compensation policy. It intends to establish such policies to further its corporate objectives.
Compensation Elements
The Company compensates its executives through a variety of components, which may include a base salary, annual performance based incentive bonuses, equity incentives, and benefits and perquisites, in order to provide its executives with a competitive overall compensation package. The mix and value of these components are impacted by a variety of factors, such as responsibility level, individual negotiations and performance and market practice. The purpose and key characteristics for each component are described below.
Severance and Change of Control Arrangements
The Company does not have a formal plan for severance or separation pay for its employees, but the Company typically includes a severance provision in the employment agreements of its executive officers that have written employment agreements with us. Generally, such provisions are triggered in the event of involuntary termination of the executive without cause or in the event of a change in control.
Accounting and Tax Considerations
The Company considers the accounting implications of all aspects of its executive compensation strategy and, so long as doing so does not conflict with its general performance objectives described above, the Company strives to achieve the most favorable accounting (and tax) treatment possible to the company and its executive officers.
Process for Setting Executive Compensation; Factors Considered
When making pay determinations for named executive officers, the Board considers a variety of factors including, among others: (1) actual company performance as compared to pre-established goals, (2) individual executive performance and expected contribution to its future success, (3) changes in economic conditions and the external marketplace, (4) prior year’s bonuses and long-term incentive awards, and (5) in the case of executive officers, other than Chief Executive Officer, the recommendation of its Chief Executive Officer. No specific weighing is assigned to these factors nor are particular targets set for any particular factor. Ultimately, the Board uses its judgment and discretion when determining how much to pay its executive officers and sets the pay for such executives by element (including cash versus non-cash compensation) and in the aggregate, at levels that it believes are competitive and necessary to attract and retain talented executives capable of achieving the Company’s long-term objectives.
COMPANY’S BOARD COMPOSITION AND COMMITTEES
Leonard J. Brandt serves as a director of the Company and until April, 2009 served as Chairman of the Board.
Information provided by the Company indicates as follows:
The Company’s board of directors currently consists of five members: Leonard Brandt, George Carpenter, David Jones, Jerome Vaccaro and Henry Harbin. Except for Messrs. Carpenter and Harbin, who were appointed by the Board of Directors to fill vacancies created by expansions in the size of the Board of Directors, each director was elected either at a meeting of shareholders or by written consent of the shareholders of CNS California and became a director of the Company in connection with the merger of CNS California with a subsidiary of the Company.
Each of the Company’s directors will serve until the next annual meeting or until his or her successor is duly elected and qualified.
The Company is not a “listed company” under SEC rules and are therefore not required to have separate committees comprised of independent directors. The Company has, however, determined that David Jones, Jerome Vaccaro and Henry Harbin are “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market. It has also determined that David Jones qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and that each of its other board members are able to read and understand fundamental financial statements and have substantial business experience that results in that member’s financial sophistication. Accordingly, the Company’s board of directors believes that each of its members has sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have. The Company does not have a separately designated audit, compensation or nominating committee of its board of directors and the functions customarily delegated to these committees are performed by its full board of directors.
Compensation Committee Interlocks and Insider Participation
The Company does not have a separately designated compensation committee of its board of directors and the functions customarily delegated to this committee are performed by its full board of directors. During its fiscal year ended September 30, 2008, Leonard Brandt, then the Company’s Chief Executive Officer in addition to being a director, participated in deliberations of the board of directors concerning executive officer compensation. No relationship with another entity or its officers or directors that would require disclosure under this caption had existed during fiscal year 2008.

PROPOSAL 2
TO AUTHORIZE THAT THE BOARD SHALL CONSIST OF FIVE (5) DIRECTORS
Leonard J. Brandt believes that the Stockholders should approve that the authorized number of directors shall be five (5), subject to further change from time to time by subsequent resolutions of the stockholders or the Board of Directors.
The Bylaws of the Company provide that the number of directors may be set from time to time by resolution of the stockholders or the Board of Directors, with a minimum of three (3) directors and no maximum number, and therefore the incumbent directors might increase the size of the Board in order to retain seats on the Board until the next annual meeting.
When you sign, date and return the Consent form, you will be authorizing that the Board shall consist of five (5) directors, subject to further change from time to time by subsequent resolutions of the stockholders or the Board to change the authorized number.
ADDITIONAL INFORMATION
Please see the following sections for information about the participants: “Information with Respect to Nominees,” “Security Ownership of Participants,” “Transactions of the Participants in Company Securities,” “Legal Proceedings,” “Interests in Nominees,” “Arrangements and Undertakings with Nominees,” “Compensation by the Company of the Participants.” Each of these sections is included under the discussion of Proposal No. 1 beginning on page 3. Except as set forth in the aforementioned sections, during the past 10 years, (i) no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any of the Company’s securities; (iii) no participant in this solicitation owns any of the Company’s securities which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any of the Company’s securities during the past two years; (v) no part of the purchase price or market value of the Company’s securities owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any of the Company’s securities; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates; (xi) no participant in this solicitation has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xii) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting; (xiii) no participant in this solicitation is aware of any arrangement (including any pledge, voting trust, or contract for sale) which may at a subsequent date result in a change in control of the Company; (xvi) no participant in this solicitation is aware of any arrangement, or has reason to believe that any arrangement exists, under which 5% or more of any class of the Company’s voting securities is held or is to be held subject to any voting agreement, voting trust or other similar agreement; (xv) no participant in this solicitation is aware of any person or group that holds beneficial ownership of more than 5% of the outstanding shares of the Company or has the right to acquire beneficial ownership of more than 5% of such outstanding voting securities, except for persons or groups who may be identified through a review of publicly available information regarding the beneficial ownership of the Company.
The principal executive offices of the Company are located at 2755 Bristol Street, Suite 285, Costa Mesa, California 92626.

The information concerning the Company set forth herein has been taken from, or is based upon, publicly available information and information otherwise made available by the Company.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s common stock as of June 18, 2009, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, (ii) by each director, (iii) each of the Company’s principal executive officers, and (iv) all directors and executive officers as a group. The following information as to the security ownership of the Company, other than information as to the number of shares owned by Mr. Brandt, is based solely on the Company’s filings with the Securities and Exchange Commission and information available to Leonard J. Brandt.
The calculations of percentage of beneficial ownership are based on 28,349,171 shares of Common Stock believed outstanding on June 26, 2009. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes below the table, to the Company’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the named executive officers, directors, director nominees and 5% or more stockholders named below is c/o CNS Response, Inc., 2755 Bristol St., Suite 285, Costa Mesa, CA 92626.

	Number of Shares
	Beneficially Owned
		Percentage of
Name of Beneficial Owner	Number	Shares Outstanding

Named Executive Officers and Directors:
Leonard J. Brandt (1) Director	9,838,777	32.5%
David B. Jones(2) Director	4,338,521	15.0%
Dr. Jerome Vaccaro Director (3)	20,000	*
Dr. Henry Harbin Director (4)	100,834	*
Daniel Hoffman Chief Medical Officer (5)	636,594	2.2%
George Carpenter President (6)	363,317	1.3%
Horace Hertz (7)	298,492	1.0%
Brad Luce (8)	17,187	*
Executive Officers and Directors as a group (8 persons) (9)	13,809,576	52%

	Number of Shares
	Beneficially Owned
			Percentage of
Name of Beneficial Owner	Number		Shares Outstanding

5% Stockholders:
John Pappajohn (10)	3,333,333	(10)	10.5	%(10)
Sail Venture Partners LP (2)	4,438,521	(2)	15.0	%(2)
W. Hamlin Emory (11)	1,317,099		4.6%
Heartland Advisors, Inc. (12)	2,340,000		8.1%
EAC Investment Limited Partnership (13)	1,766,279		6.1%
LMA SPC for and on behalf of Map 2 Segregated Portfolio; Partner Healthcare Offshore Fund, Ltd.; Partner Healthcare Fund, L.P. (14)	1,625,000		5.7%
Brian MacDonald (15)	2,208,908		7.5%

*	Less than 1%

(1)
Consists of 7,934,631 shares of Common Stock (including 540,000 shares owned by Mr. Brandt’s children) held by Mr. Brandt as well as 601,646 shares reserved for issuance upon exercise of warrants to purchase Common Stock and 1,302,500 shares reserved for issuance upon exercise of options to purchase Common Stock. Mr. Brandt’s address is 31878 Del Obispo St., Suite 118-131, San Juan Capistrano, CA 92675.

(2)
Consists of (a) 3,109,406 shares of Common Stock and (b) 1,329,115 shares of Common Stock issuable upon the exercise of vested and exercisable warrants held by Sail Venture Partners, LP. Sail Venture Partners, LLC is the general partner of Sail Venture Partners, L.P.. The unanimous vote of the managing members of Sail Venture Partners, LLC (who are Walter Schindler, Alan Sellers, Thomas Cain, and David B. Jones), is required to voting and make investment decisions over the shares held by this selling stockholder. The address of Sail Venture Partners, L.P. is 600 Anton Blvd., Suite 1750, Costa Mesa, CA 92626. Excludes shares issuable under promissory notes in the amount of $250,000 that may be convertible at a price higher or lower than 30 cents per share.

(3)	Consists of options to acquire 20,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(4)
Consists of (a) 8,333 shares of common stock, (b) 2,501 shares of common stock issuable upon the exercise of warrants to purchase common stock and (c) options to acquire 90,000 shares of common stock issuable upon the exercise of vested and exercisable options.

(5)
Consists of (a) 98,044 shares of common stock (b) options to acquire 526,049 shares of common stock issuable upon the exercise of vested and exercisable options, and (c) warrants to acquire 12,501 shares of common stock.

(6)	Consists of options to acquire 363,317 shares of common stock issuable upon the exercise of vested and exercisable options.

(7)	Consists of options to acquire 298,492 shares of common stock issuable upon the exercise of vested and exercisable options.

(8)	Consists of options to acquire 17,187 shares of common stock issuable upon the exercise of vested and exercisable options.

(9)	Consists of 8,354,774 shares of common stock and 6,851,203 shares of common stock issuable upon the exercise of vested and exercisable options and warrants.

(10)
Consists of the 3,333,333 shares issuable under a seven-year warrant to purchase shares of common stock for 30 cents each, but excludes (under SEC rules) shares issuable upon conversion of a promissory note in the amount of $1 million at a price that is indeterminate.

(11)
Consists of 1,015,334 shares of common stock, 4,233 shares of common stock issuable upon the exercise of warrants to purchase common stock and 297,532 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Mr. Emory is 9663 Santa Monica Blvd., Suite 221, Beverly Hills, CA 90210.

(12)
Consists of 1,800,000 shares of common stock and 540,000 shares reserved for issuance upon exercise of warrants to purchase common stock. Heartland Group Value Fund is affiliated with Hartland Investor Services, LLC, a registered broker/dealer and member of NASD. Heartland Group Value Fund purchased or otherwise acquired its shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold. Mr. Paul T. Beste, Vice President & Secretary of Heartland Group Inc., exercises voting and investment authority over the shares held by this selling stockholder. The address of the selling stockholder is c/o Brown Brothers Harriman, 140 Broadway St., New York, NY 10005.

(13)
Consists of 1,249,846 shares of common stock and 516,433 shares of common stock issuable upon the exercise of warrants to purchase common stock. Anthony Morgentheau exercises voting and investment authority over the shares held by this selling stockholder. The address of the selling stockholder is 380 Leucadendra Drive, Cora Gables, FL 33156.

(14)
Consists of 224,110 shares of common stock and 67,233 shares reserved for issuance upon exercise of warrants to purchase common stock held by LMA SPC for and on behalf of Map 2 Segregated Portfolio; 651,090 shares of common stock and 195,327 shares reserved for issuance upon exercise of certain warrants to purchase common stock held by Partner Healthcare Fund, LP, and 374,800 shares of common stock and 112,440 shares reserved for issuance upon exercise of warrants to purchase common stock held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Offshore Fund, Ltd., exercises voting and investment authority over the shares held by Partner Healthcare Offshore Fund, Ltd. Eric Moore, as the Chief Financial Officer of Partner Healthcare Fund, L.P., exercises voting and investment authority over the shares held by Partner Healthcare Fund, L.P.. Robert P. Swan, as Director, exercises voting and investment authority over the shares held by LMA SPC for and on behalf of Map 2 Segregated Portfolio. The address of each of the stockholders is One Market Plaza, Steuart Tower, 22nd Floor, San Francisco, CA 94105.

(15)
Consists of 1,242,375 shares of common stock and 966,533 shares of common stock issuable upon the exercise of vested and exercisable options to purchase common stock. The address of Brian MacDonald is 4007 Beard Ave. South, Minneapolis, MN 55410.

CHANGE IN CONTROL PROVISIONS
If the Nominees are elected to the Board of Directors of the Company, the Nominees intend to review the terms of any change of control provisions that the Company is party to and evaluate whether the change of control provisions contained therein have been triggered and, consistent with their fiduciary duties, any other relevant circumstances.
DISSENTER’S RIGHTS OF APPRAISAL
Stockholders have no dissenter’s rights of appraisal of similar rights with respect to the Proposals.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is no later than a reasonable time before the Company begins to print and send its proxy materials.

Dated: July __, 2009	Sincerely,
/s/ Leonard J. Brandt
Leonard J. Brandt

Definitive copies of this Stockholder Consent, when filed with the Securities and Exchange Commission, are intedned to be first sent, given or released to holders of Common Stock on July  _____, 2009, or prior to that date as the Securities and Exchange Commission may authorize upon a showing of good cause.
STOCKHOLDER CONSENT FORM
CONSENT IS SOLICITED ON BEHALF OF LEONARD J. BRANDT.
Stockholders should not send any Stock Certificates with this Consent form. Stockholders are urged to mark, sign, date and send promptly this Consent form.
PLEASE INDICATE APPROVAL BELOW ON EACH PROPOSAL. IF NO INDICATION IS MADE, THE SIGNED AND DATED CONSENT WILL BE COUNTED FOR ALL PROPOSALS.
PROPOSAL 1: TO REMOVE ALL INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS OTHER THAN LEONARD J. BRANDT.

☐ APPROVE	☐ DISAPPROVE	☐ ABSTAIN
PROPOSAL 2: TO ELECT THE FOLLOWING PERSONS TO THE BOARD OF DIRECTORS OF CNS RESPONSE, INC. TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. IF ANY PERSON NAMED ABOVE CANNOT SERVE, THE PERSON GIVING THIS CONSENT ALSO HEREBY CONSENTS TO THE ELECTION OF ANY SUBSTITUTE NOMINEE DESIGNATED BY LEONARD J. BRANDT.

☐ APPROVE ALL	☐ WITHHOLD APPROVAL AS TO ALL	☐ ABSTAIN

TO WITHHOLD APPROVAL AS TO ANY INDIVIDUAL, STRIKE OUT HIS NAME BELOW.
Leonard J. Brandt William Murray Carl Cadwell Mordechay Yekutiel Andy Goren
PROPOSAL 3. TO SET THE NUMBER OF AUTHORIZED DIRECTORS AT FIVE (5), SUBJECT TO FURTHER CHANGE BY A RESOLUTION ADOPTED BY THE STOCKHOLDERS OR THE BOARD OF DIRECTORS.

☐ APPROVE	☐ DISAPPROVE	☐ ABSTAIN
THE UNDERSIGNED AUTHORIZES LEONARD J. BRANDT OR HIS DESIGNATES TO DELIVER THIS CONSENT AND COPIES THEREOF TO CNS RESPONSE, INC. IN ANY MANNER.
SIGNATURE(S) [EACH CONSENT MUST BE SIGNED AND DATED.]
Dated:  _____, 2009

(Signature of Stockholder)	Print Name

(Signature if held jointly)	Print Name
IMPORTANT: Please date this Consent form and sign exactly as your name or names appear(s) on your stock certificate. All joint owners whose names appear should sign. Executors, administrators, trustees, guardians, attorneys and others holding stock in a representative or fiduciary capacity, should sign and also give their title. If a corporation, please sign in corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
PLEASE SIGN, DATE AND SEND TODAY TO:
LEONARD J. BRANDT, VIA FAX TO 949-743-2785
OR SEND ADDRESSED TO LEONARD J. BRANDT IN THE ENCLOSED ENVELOPE.

CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.
/s/ Leonard J. Brandt
Name: Leonard J. Brandt
Date: June 26, 2009

CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.
/s/ Andy Goren
Name: Andy Goren

CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.
/s/ Carlton M. Cadwell
Name: Carlton M Cadwell
June 11, 2009

CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) and, if elected, to serve as a director of the Company.
/s/ Mordechay Yekutiel
Name: Mordechay Yekutiel

CONSENT OF NOMINEE
The undersigned hereby consents to being named as a nominee for election as a director of CNS Response, Inc., a Delaware corporation (the “Company”) in the proxy statement and other proxy materials concerning the undersigned’s nomination in connection with the solicitation from stockholders of the Company of proxies to be voted at the 2009 special meeting of stockholders of the Company, including any adjournments or postponements thereof, and, if elected, to serve as a director of the Company.
/s/ William Murray
Name: William Murray
Date: June 28, 2009